Exhibit 99 - Press Release

            PMI Wireless Inc. Merges with International Wireless Inc. 12/1/2003 4:26:20 PM

NORTH HAVEN, Conn., Dec 01, 2003 (PRIMEZONE via COMTEX) -- PMI Wireless Inc. was acquired in a reverse merger today by International Wireless Inc. As a result of the merger, the previous shareholders of International wireless were reverse split 30-1 and the trading symbol was changed from IWIN to IWLJ (Pink Sheets:IWLJ).

PMI Wireless, an emerging wireless system installer with revenue sharing software, offers patented smart antennas that suppress multipath interference, reducing the need for line of sight and increasing range and throughput. This equipment is manufactured by Turbo Wave Inc., a technology leader delivering Customer Premise Equipment (CPE) for Broadband Wireless Access Systems in the ISM, WLL, MMDS and UNII frequency bands, and it carries a reseller's agreement that allows PMI Wireless to purchase the equipment wholesale.

Turbo  Waves  Inc.'s  patent  pending  reservation  CSMA/CA  MAC  protocol  that
incorporates  a  novel  bandwidth   reservation  scheme  to  support  multimedia
requirements with:

--   Quality of Service (QoS)

-- Multi-Point-Relay (MPR) routing protocol that supports the formation of a true, IP-based, routed wireless internetwork, yielding greater freedom to the network topology one can achieve with IEEE 802.11b based products.

-- All appliances in homes are connected to a master controller, accessible from anywhere and aided by sophisticated computer programs that control operations for greater energy efficiency and security, enabling real-time diagnosis, adjustments and maintenance to machines located anywhere in the world by authorized personnel via the Internet.

PMI Wireless provides a reduction of build-out costs for broadband wireless access systems while accelerating the speed of deployment.

Some of the information in this news release may be forward-looking information under the Private Securities Litigation Reform Act of 1995. Forward-looking information, which includes forecasts, projections and predictions of future events or performance, is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. As a result, investors should not rely unreasonably on the accuracy of forward-looking information.

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SOURCE: International Wireless

International Wireless
Jerry Gruenbaum
110 Washington Avenue
4th Floor
North Haven, CT 06473
(203) 234-6350